Exhibit 99.2

FOR IMMEDIATE RELEASE
May 2, 2017

Owens & Minor to Acquire Byram Healthcare
Byram is a Leading Direct-to-Patient Distributor of Medical Supplies in the U.S.

RICHMOND, VA…May 2, 2017…Owens & Minor (NYSE-OMI) announced today that it has signed a definitive purchase agreement to acquire Byram Healthcare (Byram), a wholly owned subsidiary of Mediq B.V., for approximately $380 million in cash. Headquartered in White Plains, New York, Byram is a leading domestic distributor of medical supplies sold directly to patients and home health agencies. The acquisition is expected to contribute approximately $450 million in incremental annual revenue for Owens & Minor. The company expects that the transaction will have limited impact on 2017 earnings and will be modestly accretive in 2018.

“Expanding across the continuum of care is a strategic imperative for us,” said P. Cody Phipps, president & chief executive officer of Owens & Minor. “With the addition of Byram to the Owens & Minor family, we can quickly advance our strategic agenda with providers and manufacturers by expanding our reach beyond the hospital setting all the way to the patient’s home. Byram’s expertise in managing third party reimbursement and working with insurers and federal health care programs brings an important new capability to Owens & Minor.”

In operation since 1968, Byram is a market-leading distributor of reimbursable medical supplies to home patients and home health agencies in the United States. Byram has strong positions in its principal product lines of ostomy, wound care, urology, diabetes, and incontinence supplies, which are sold nationwide. Byram has built a portfolio of over 600 payor contracts covering more than 200 million lives, along with a dedicated revenue cycle management infrastructure to support claims filing and collection processes. With more than 900 teammates, Byram has national reach in the direct-to-patient market in the U.S., which it serves with an experienced management team and a sizable customer-facing sales and service team.

The transaction is expected to close in the third quarter of 2017, subject to various closing conditions and regulatory approvals, including Hart Scott Rodino clearance.

Safe Harbor Statement
This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release contains certain ''forward-looking'' statements, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the timing or our ability to complete the transaction with Byram described herein; the expected benefits and costs of the transaction; any projections of earnings, revenues or other financial items related to the transaction or Byram following closing of the transaction; any statements of the plans, strategies and objectives of management for future operations; any statements regarding product or service development, extensions or integration; any statements regarding Owens & Minor’s implementation, operation of growth of the Byram business following closing of the transaction and any statements of assumptions underlying any of the foregoing. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Investors should refer to our annual report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission ("SEC") and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause our actual results to differ materially from our current estimates. These filings are available at www.owens-minor.com. Additional risks and uncertainties that could impact forward-looking statements made in this release include the inability to complete the transaction with Byram for any reason, including the failure to receive any required regulatory approvals or satisfy any other closing conditions; the inability to integrate the Byram operations within Owens & Minor and to realize any of the expected synergies from the transaction with Byram on a timely basis and without incurring costs beyond those currently expected; the challenges of integrating and retaining key Byram employees; and the effect of any business disruptions during or following the transaction, including as a result of the diversion of management time and attention. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Owens & Minor uses its Web site, www.owens-minor.com, as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under the Investor Relations section.

About Owens & Minor
Owens & Minor, Inc. (NYSE: OMI) is a global healthcare services company dedicated to Connecting the World of Medical Products to the Point of CareSM by providing vital supply chain services to healthcare providers and manufacturers of healthcare products. Owens & Minor provides logistics services across the spectrum of medical products from disposable medical supplies to devices and implants. With logistics platforms strategically located in the United States and Europe, Owens & Minor serves markets where three quarters of global healthcare spending occurs. Owens & Minor’s customers span the healthcare market from independent hospitals to large integrated healthcare networks, as well as group purchasing organizations, healthcare products manufacturers, and the federal government. A FORTUNE 500 company, Owens & Minor is headquartered in Richmond, Virginia, and has annualized revenues exceeding $9 billion. For more information about Owens & Minor, visit owens-minor.com, follow @Owens_Minor on Twitter, and connect on LinkedIn at www.linkedin.com/company/owens-&-minor.

CONTACTS:
Truitt Allcott, Director, Investor & Media Relations, 804-723-7555, truitt.allcott@owens-minor.com
Chuck Graves, Director, Finance & Investor Relations, 804-723-7556, chuck.graves@owens-minor.com

SOURCE: Owens & Minor

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